Putnam High Yield Advantage
May 31, 2009

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1(000s omitted)	Class A	    $16,912
				Class B  		   339
				Class C		   186

72DD2(000s omitted)	Class M		 8,289
				Class R		    82
				Class Y		 1,815

73A1				Class A		0.230
				Class B		0.215
				Class C		0.217

73A2				Class M		0.224
				Class R		0.226
				Class Y		0.236

74U1	(000s omitted)	Class A		79,119
				Class B		 1,631
				Class C		 1,123

74U2	(000s omitted)	Class M		35,482
				Class R		   584
				Class Y		 7,563

74V1				Class A		4.87
				Class B		4.80
				Class C		4.79

74V2				Class M		4.88
				Class R		4.88
				Class Y		5.00


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information about Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.


74K

On September 26, 2008, the fund entered into Agreements with other registered investment companies (each a Purchaser) managed by Putnam
Management. Under the Agreements, the fund sold to the Purchasers the funds right to receive, in the aggregate, $4,975,120 in net payments from Lehman Brothers
Special Financing, Inc. in connection with certain terminated derivatives transactions (the Receivable), in each case in exchange for an initial payment plus (or minus) additional amounts based on the applicable
Purchasers ultimate realized gain (or loss) on the Receivable. The Receivable will be off set against the funds net receivable from Lehman Brothers Special
Financing, Inc. which is included in the Statement of assets and liabilities within Receivable for investments sold. The Agreements, which are included in the Statement of assets and liabilities, are valued at fair value following procedures approved by the Trustees.
All remaining payments under the agreements will be recorded as realized gain or loss.